Exhibit 10.1

                               OPTION AGREEMENT

Between:

Maguire Resources Ltd., a corporation having an office at 300-840 6th Ave SW T2P 3E5in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Maguire")

                              OF THE FIRST PART
                                    -and-

The Law Firm of Thomas C. Cook a corporation (on behalf of Political Calls, Inc.) having an office at 500 North Rainbow Blvd., Suite 300, 89107 in the City of Las Vegas, in the State of Nevada (hereinafter referred to as "Cook")

                             OF THE SECOND PART

Whereas Maguire is desirous of granting an option to earn a 40% working interest in the Turin Project, section 28, township 10, range 19 west of the 4th meridian is located in the Turin area of south-east Alberta.

Whereas Cook on behalf of Political Calls, Inc. is desirous of receiving an option to earn a 40% working interest in the Turin Project.

Whereas this option agreement will allow Political Calls, Inc. to earn up to 40% non-operating working interest subject to a 31% G.O.R. (Gross Overriding Royalty) by incurring expenditures of $2 million, 100% of the drilling and completion costs in a five well drilling program. By drilling an initial well on the Turin Project the Company can earn 25% of a shut-in gas well subject to a 31% G.O.R. (Gross Overriding Royalty) by incurring 100% of completion and tie in costs, located in the land of interest.

IN WITNESS WHEREOF the Parties hereto have this executed this Agreement as of the 17th day of November 2008.

MAGUIRE RESOURCES CORP.                       LAW FIRM OF THOMAS C COOK

/s/ Ray Maguire
-----------------------                       -------------------------
Mr. Ray Maguire                               Mr. Thomas C. Cook


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